EXHIBIT 99.1
                                                                    ------------

MAY 7, 2002

MERISTAR HOSPITALITY CORPORATION REPORTS FIRST-QUARTER RESULTS

WASHINGTON--May 7, 2002--MeriStar Hospitality Corporation (NYSE: MHX), the nation's third largest hotel real estate investment trust (REIT), today announced results for the first quarter ended March 31, 2002.

Results continue to reflect a cautious economy and post-September 11 declines in business and leisure travel demand nationwide. Recurring funds from operations (Recurring FFO) for the 2002 first quarter were $25.9 million, compared to $56.6 million for the 2001 first quarter. Recurring FFO represents funds from operations, as defined by the National Association of Real Estate Investment Trusts, adjusted for significant non- recurring items. Recurring FFO per diluted share was $0.49, compared to $1.06 for the 2001 first quarter. FFO results were in line with the consensus analysts' estimate. Revenues decreased 15.2 percent to $256.7 million. Recurring earnings before interest expense, income taxes, depreciation and amortization (EBITDA) declined 30.0 percent to $60.9 million. Diluted loss per share was $(0.22), compared to diluted net income per share of $0.25 in the 2001 first quarter. Operating profit margins for owned hotels decreased 300 basis points to 33.8 percent.

During the first quarter, the company recorded the following non- recurring charges:

A $4.7 million charge to recognize the effect of interest rate swaps that were converted to non-hedging derivatives upon the repayment of portions of the company's senior secured credit facility.

A $1.5 million charge to write off deferred financing fees in conjunction with the sale of $200 million of senior unsecured notes and related repayment of portions of the company's senior secured credit facility.

Same-store revenue per available room (RevPAR) for the 2002 first quarter declined 18.0 percent to $66.44. Average daily rate (ADR) decreased 9.2 percent to $104.93, while occupancy fell 9.7 percent to 63.3 percent.

"The residual effects of September 11 continue to be felt at our properties, particularly in the form of lower demand from the business travel sector," said Paul Whetsell, chairman and chief executive officer. "Our group business improved significantly during the period, but our transient business traveler segment is lagging behind because the economy has remained sluggish and executives are opting to conduct more business by phone until air travel becomes less problematic.

"Our leisure business is beginning to pick up as evidenced by results at our Florida properties, where RevPAR declines improved, particularly in March, which benefited from an earlier Easter/Passover holiday and spring break vacationers. Overall, our occupancies during the quarter were ahead of internal plan, but our average daily rate came in lower than we had projected.

"We have seen steady improvement in RevPAR year-over-year comparisons each month since September," Whetsell added. "This trend has continued into the second quarter with April RevPAR down only 9.8 percent. We remain cautiously optimistic about the second half of the year when the economy is expected to gain momentum. Another positive in the equation is the continued moderation in industry room supply.

"On the cost side, we are seeing the benefits of cost-cutting measures we implemented last year as our operating profit margins continued to exceed our expectations," Whetsell said. "We continue to work with MeriStar Hotels & Resorts to constrain costs at the property level and to take advantage whenever possible of the synergies and economies of scale available from their managing over 275 properties for multiple owners. We have permanently revamped our cost structure with fewer layers of management and have implemented a new emphasis on cross-training, which not only enhances our employees' skillsets and experience, it enables us to do more with fewer people."

Operating Performance in Significant Markets

RevPAR and EBITDA contributions in significant markets for the first quarter were:

                           Three Months Ended March 31, 2002

                                         EBITDA
                           RevPAR      Contribution      % of Total
                           Change       in (000's)         EBITDA

Southwest Florida           -16.7%       $8,198             13.5%
Tampa/Clearwater            -22.6%        4,937              8.1%
Mid-Atlantic                -16.5%        4,577              7.6%
Orlando                     -16.4%        4,177              6.9%
Southern California         -22.2%        3,955              6.5%
Houston                     -4.9%         3,446              5.7%
New Jersey                  -25.9%        3,439              5.7%
Atlanta                     -11.4%        2,422              4.0%
Northern California         -35.3%        2,055              3.4%
Dallas                      -25.9%          898              1.5%
Connecticut                 -19.6%          650              1.1%
Colorado                    -23.1%          573              0.9%
Chicago                     -31.4%         (72)             -0.1%

Strong Balance Sheet

"Our balance sheet is in great shape following the recent senior notes issuances and credit facility amendment, and offers the flexibility we need to respond to opportunities as they arise in a recovering economy," said John Emery, president and chief operating officer. "In February, we completed the sale of $200 million of senior unsecured notes and used the proceeds to pay down our revolving credit facility, which now stands at $43 million. We now have less than $250 million of maturities through 2006. Our average maturity is 7.3 years and our average rate is 8.5 percent."

KEY FINANCIAL INFORMATION

         o        Total debt to annual EBITDA of 6.8x
         o        Annual interest coverage ratio of 1.8x
         o Capital expenditures of $10.7 million for the quarter ended March 31, 2002
         o Notes receivable from MeriStar Hotels & Resorts of $58.1 million at March 31, 2002
         o        Cash balance of $44.3 million at March 31, 2002

LONG-TERM DEBT

Long-term debt as of March 31, 2002 consists of the following:

                                               Interest
                                 Balance          Rate       Maturity

Revolver                  $       43,000      LIBOR + 400bps     2003
Convertible Notes                154,300           4.75%         2004
Subordinated Notes               202,914           8.75%         2007
Senior Unsecured Notes           299,225           9.00%         2008
Senior Unsecured Notes           248,479          10.50%         2009
CMBS                             318,536           7.76%         2009
Senior Unsecured Notes           395,637           9.13%         2011
Mortgage Debt and Other           51,687           9.00%      Various
                           -----------------
                           $   1,713,778

DIVIDEND AND GUIDANCE

"For the second quarter and full year, our guidance remains unchanged. For the 2002 second quarter, we estimate FFO per share of $0.80 to $0.84 and EBITDA of $77 million to $79 million, based on a RevPAR decline of 6 percent to 8 percent. For 2002, we project FFO per share of $2.05 and EBITDA of $245 million with RevPAR declining 2 percent to 3 percent.

"When we reduced our dividend to $0.01 in the 2001 fourth quarter, we said at the time that we expected to remain at that level through the second quarter of 2002," Emery remarked. "We remain on track to increase the dividend to $0.25 in the third quarter based on current projections."

To listen to a webcast of the company's first-quarter conference call today, May 7 at 10:00 a.m. Eastern time, go to the Web site and click on Investor Relations and then First-Quarter Conference Calls. Interested parties also may listen to an archived webcast of the conference call on the Web site, or may dial (800) 405-2236, pass code 459624, to hear a telephone replay. The archived webcast will be available through Friday, June 7, 2002, and the telephone replay will be available through Friday, May 10, 2002.

Washington, D.C.-based MeriStar Hospitality Corporation owns 112 principally upscale, full-service hotels in major markets and resort locations with 28,653 rooms in 27 states, the District of Columbia and Canada. The company owns hotels under such internationally known brands as Hilton, Sheraton, Marriott, Westin, Radisson and Doubletree. For more information about MeriStar Hospitality Corporation, visit the company's Web site: www.meristar.com.

This press release contains forward-looking statements about MeriStar Hospitality Corporation, including those statements regarding future operating results and the timing and composition of revenues, among others. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results to differ materially, including the following: the ability of the company to successfully implement its acquisition strategy and operating strategy; the company's ability to manage rapid expansion; changes in economic cycles; competition from other hospitality companies; and changes in the laws and government regulations applicable to the company. Additional risks are discussed in the Company's filings with the Securities and Exchange Commission, including the Company's annual reports on Form 10-K for the year ended December 31, 2001.

MERISTAR HOSPITALITY CORPORATION STATEMENTS OF OPERATIONS
(Unaudited, in thousands except per share amounts and operating statistics)

                                            Three Months Ended March 31,
                                                   2002        2001
Revenue
      Hotel operations:
         Rooms                                $ 170,548   $ 200,380
         Food and beverage                       62,065      71,291
         Other operating departments             19,108      22,471
      Participating lease revenue                     -       3,784
      Office rental and other revenue             4,943       4,758
Total revenue                                   256,664     302,684

  Hotel operating expenses by department:
     Rooms                                       38,935      45,722
     Food and beverage                           44,405      51,404
     Other operating departments                 10,694      11,570
Office rental, parking and other
 operating expenses                                 814         937
Undistributed operating expenses:
      Administrative and general                 43,471      44,917
      Property operating costs                   37,382      42,699
      Property taxes, insurance and other        20,061      18,387
      Depreciation and amortization              30,901      29,697
      Interest expense, net                      34,588      30,229
      Write off of deferred costs                 1,529           -
      Loss on fair value of
       non-hedging derivatives                    4,735           -
      Swap termination costs                          -       9,297
      Write down of investment
       in STS Hotel Net                               -       2,112
Total expenses                                  267,515     286,971

Income (loss) before minority
 interests, income taxes, loss
 on sale of asset and
 extraordinary loss                             (10,851)     15,713

Minority interests                                 (627)      1,104
Income taxes                                       (281)        511

Income (loss) before loss on sale
 of asset and extraordinary loss                 (9,943)     14,098

Loss on sale of asset, net of taxes                   -      (1,059)

Extraordinary loss, net of taxes                      -      (1,224)

Net income (loss)                              $ (9,943)   $ 11,815

Dividends paid on unvested
 restricted stock                                    (2)       (183)
Income (loss) available to
 common stockholders                           $ (9,945)   $ 11,632

Weighted average number of
 diluted shares of common
 stock outstanding                               44,553      48,744

Net income (loss) per
diluted common share                            $ (0.22)     $ 0.25

Recurring funds from
 operations (1), diluted
     Income (loss) before loss
      on sale of asset and
      extraordinary loss                       $ (9,943)   $ 14,098
     Minority interest to
      common OP unit holders                       (768)        963
     Interest on convertible debt                 1,832       1,832
     Hotel depreciation
      and amortization                           28,651      28,619
 Non-recurring items (net of income taxes):
      Write off of deferred costs                 1,490           -
      Loss on fair value of
       non-hedging derivatives                    4,615           -
      Swap termination costs                          -       8,998
      Write down of investment
       in STS Hotel Net                               -       2,046

                                               $ 25,877    $ 56,556

Weighted average number
 of diluted shares
 of common stock outstanding                     53,230      53,282

Recurring funds from
 operations per diluted share                    $ 0.49      $ 1.06


Operating Information
Recurring EBITDA                               $ 60,902    $ 87,048
Occupancy                                         63.3%       70.1%
ADR                                            $ 104.93    $ 115.56
RevPAR                                          $ 66.44     $ 81.05
RevPAR Decrease                                 -18.03%


(1) Recurring funds from operations represents funds from operations, as defined by the National Association of Real Estate Investment Trusts, adjusted for significant non-recurring items.

MERISTAR CONTACT: BRUCE RIGGINS, DIRECTOR OF FINANCE, (202) 295-2276 OR MELISSA THOMPSON, DIRECTOR OF CORPORATE COMMUNICATIONS, (202) 295-2228
MEDIA CONTACT: JERRY DALY OR CAROL MCCUNE, MEDIA DALY GRAY PUBLIC RELATIONS,
(703) 435-6293